GuruNet Corporation 2ndQuarter 2005 Conference Call -

GuruNet Corporation
2nd Quarter 2005 Conference Call — Final for EDGAR
2:00PM EDT, July 28, 2005

Opening (Communiqué Operator)

Welcome to the GuruNet 2nd quarter conference call. Introducing the call will be Landon Barretto, from the investor relations firm Barretto-Pacific. Landon, you may begin.

Landon Barretto

Good afternoon. My name is Landon Barretto, and I’ll be the moderator for today’s call, which is also being broadcast over the web and can be accessed from the Investor Center page at www.gurunet.com. A replay of this presentation will be available at the site for the next week.

Thank you for your interest in GuruNet. With us today are Chairman and Chief Executive Officer, Bob Rosenschein, and Chief Financial Officer, Steve Steinberg. At the conclusion of their prepared remarks, we’ll open the conference for questions.

We would like to remind you that during the course of this conference call GuruNet’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements. We refer you to the Company’s SEC filings, including its annual report on Form 10-KSB and its most recent registration statement on Form SB-2 for important risk factors that could cause actual results to differ materially from those contained in any forward looking statement.

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Forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

And now, I’d like to turn the call over to Bob Rosenschein. Bob…

Bob Rosenschein

Thank you, Landon, and our investors, for joining us today.

We’re very excited to be releasing Q2 earnings in July and share our substantial progress this quarter with you. In contrast to previous conference calls, I won’t be spending much time explaining why our product Answers.com is so useful. If you haven’t already, please try the product and decide for yourself…. Or, better yet, let your kids explain it to you. And of course tell your friends, once you  do get it!

I will be explaining our quantitative progress and vision and specifically how this company continues to grow to become a significant player in the Internet space.

First, bottom line. In the brief time since January of this year…

(1)
We launched our new product from a standing start and already put Answers.com on the map. We’ve been received warmly in the press — most recently listed among TIME Magazine’s Top Websites — and also blogs alike. The word is spreading.

(2)	We partnered with Google, contractually on Google AdSense, and informally on their definition link;

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(3)
We grew Answers.com traffic—from about 86 million queries in Q1 to about 163 million queries in Q2. That’s an increase of 90% quarterly sequential growth. In fact, this month, we blew through our quarter-billionth Answers.com query.

(4)
And, just as importantly, we’ve been growing monetization of those queries. We began Google AdSense only at the beginning of March. In fact, our monetization rate per query for June was 40% higher than March.

And that’s just the beginning. Traffic is one key metric, and we are implementing strategies to very significantly increase it over the next six to twelve months. On the monetization front, we’re also just starting, as you’ll observe in our quarter-to-quarter progress. You should expect continued growth in both of these areas as we approach our goals of positive cash flow and profitability.

I recently read a fascinating Morgan-Stanley report on Internet Advertising Trends. It reported that from 2002 to 2005 (estimated), Yahoo’s monetization per user grew 91%, eBay’s grew 208%, and Google’s grew a whopping sevenfold. The point is that it takes time. Steady improvements in market penetration and monetization rates — and I repeat — over time — are crucial to generating profitability and shareholder value. We’re in it for the long haul, and are very excited about our progress so far.

Let me now introduce Steve Steinberg, our CFO, who will walk you through our numbers. After his remarks, I’ll return to talk about specific recent developments.

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Steve Steinberg

Thank you, Bob. My objective is to provide highlights of our financial performance in Q-2 2005. For a more detailed review, please see our SEC FORM 10-QSB, which will be filed next week.

As most of you know, in January 2005 we announced the release of Answers.com. Our primary business model for Answers.com is advertising revenue. When a user searches sponsored terms, a link to an advertiser’s Website is usually displayed in a premium position and identified as a sponsored result. The key business metrics that will drive Answers.com’s revenues will be the volume of traffic we receive and the degree to which we monetize that traffic.

Prior to January 2005, we primarily sold subscriptions. A desire to gain more ubiquitous growth led to the launch of our free-to-consumer product. As we discuss our Q-2 2005 results, in comparison to our Q-2 2004 results, please bear in mind this business model change that we made this January.

Revenues for the second quarter of 2005 were $425,000, compared to $176,000 in the first quarter of 2005, reflecting 142% sequential growth, and compared to $44,000, for the second quarter last year. The net loss in the second quarter of 2005 was $1,602,000, compared to a net loss of $1,505,000, for the first quarter of 2005, and compared to a net loss in the second quarter of 2004 of $1,874,000. The net loss, prior to non-cash charges for stock-based compensation and costs, in the second quarter of 2005, fell to $1,058,000, compared to $1,120,000 during the first quarter of 2005, and compared to $1,858,000 in the second quarter of 2004.

Cash and investment securities at quarter end were approximately $19.4 million, and shareholder equity was approximately $18.6 million.

Now, let’s discuss revenues a bit more….

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Revenues for the second quarter of 2005 were $425,000, compared to $176,000 the previous quarter. Now….allow me to add some details….. Advertising revenues grew from $107,000 to $357,000; subscription license revenue, from subscriptions we sold prior to 2005, was $40,000 compared to $50,000 last quarter, and other revenues, primarily from partners with whom we market co-branded products, was $27,000, compared to other revenue of $19,000 last quarter.

The launch of Answers.com, from a revenue perspective, has been a multi-staged process. From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any advertising. In the middle of January, we began testing advertising network providers. We reached an important milestone on February 28th, when we began using Google's contextual AdSense advertising. In the second quarter of 2005, we continued testing various ways to more effectively monetize our traffic. We added Shopping.com content, through which we receive a portion of revenues generated when consumers click through to merchants’ sites. We also made many changes to our product’s user interface. Last, we expect to implement other types of advertising soon, including impression-based advertising, as Bob will discuss in more detail in a moment. Improving our monetization rate is one of our most important goals.

The public’s reception of Answers.com has been impressive. We’re pleased with the growth in traffic and improvements in our monetization metrics since our launch. Nonetheless, we are certainly still in the initial stages. Our average daily queries, including weekend days, as measured by the company's internal statistical tools, during January through June of 2005 were approximately 220,000, 1,150,000, 1,550,000, 1,790,000, 1,850,000 and 1,720,000, respectively. Our advertising revenue from such traffic, during the same period, was $2,000, $14,000, $91,000, $89,000, $131,000 and $137,000, respectively. Our RPM, which means the revenue we earn per 1,000 queries, rose 40% from approximately $1.87 in March (the first month we incorporated Google AdSense), to $2.66 in June.

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We are pleased with our overall performance during the seasonally weak summer months. Please bear in mind this very important point - there is less Internet traffic and advertising expenditures during the summer months, including June.

Barring unforeseen circumstances, we anticipate that we will see moderate sequential advertising revenue growth in Q3, which is dependent, of course, on an expectation of seasonal upswing in the back-to-school and autumn season.

Now… let’s move on to Operating Costs and Expenses. Operating costs and expenses in the second quarter of 2005 were $2,159,000, as compared to $1,752,000 in the first quarter of 2005. The increase in operating expenses stems from a number of factors, including:

·	Compensation-related expenses increased by approximately $180,000, to $720,000, due to personnel expansion, primarily in the marketing and business development area.

·	Non-cash, stock-based compensation and costs increased by approximately $158,000, to $544,000.

·
Lastly, the increase in operating costs and expenses stems from increases in general and administrative expenses - much of which - directly or indirectly - is due to the cost of being a public company.

Now, let’s review some summary balance sheet data

As of June 30, 2005, cash and investment securities were approximately $19.4 million, working capital was approximately $18.4 million and shareholder equity was approximately $18.6 million. We are very well capitalized and have sufficient resources to meet our current planned operating needs and move Answers.com forward.

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Thank you for your time. And now…back to you, Bob…

Bob Rosenschein

Thank you, Steve. Here are some other important updates.

We expect to start trading on the NASDAQ National Market, this Tuesday, August 2nd, under the ticker symbol ANSW.

We are changing our corporate name to Answers Corporation, pending stockholder approval. The reason is simple. Much as the name GuruNet has served us so well, it complicated our branding. It’s easier to have one brand, and Answers is just so easy to explain and works so well, tying in to our “Answers, Not Links” concept. We wouldn’t be surprised if a few end-users even become investors this way.

Next, I could not be more pleased to announce the appointment of Bruce Smith as our new Vice President, Investor Relations and Strategic Development. Bruce has an impressive background on the Street, as both analyst and investor, with over 20 years’ experience. He speaks the financial and quantitative language of investors. We are pleased that he will be working from our NY office, where he will help us enhance our efforts to continue broadening our exposure, especially with institutional investors and, hopefully, analyst coverage. And he will help us better support our overall communication with you, our existing stockholders.

Another area that Bruce will be helping with is exploring potential M&A possibilities, including purchasing companies and technologies that complement our business.

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Meaning no disrespect to anyone on this call… Bruce will also help free up more of my own time to develop our core business and strengthen our industry relationships.

Speaking of the New York office, it is up and running, and we are in the process of moderately staffing up our CRO Jeff Cutler’s team, particularly in the business development area.

This quarter we successfully implemented more commercial information in our product. Through our partnership with Shopping.com, we introduced tens of thousands of commercial products as new Answers.com topics. For instance, try looking up Nikon 8800, or Flowers, or Chocolates, or iPod, and you’ll see much better product information than before. This is our first major foray beyond Google AdSense.

Most of our topics have ads, but there are plenty of times that Google AdSense comes up blank. So what should you expect from Answers.com? Well, as we’ve been saying for some time, we are interested in supplementing Google with impression-based advertising, as well as a method for advertisers to reach our audience directly. We’re pleased to announce that we recently signed a contract with AdBrite, Inc., of San Francisco, to provide these two services very shortly. There is serious monetization upside to explore and exploit, even as we retain our signature clean, friendly user experience.

Later this summer, we expect to launch our partnership with Accoona, the new search engine. And I’ll even tell you right now what the implementation will look like. Accoona will be pointing traffic to us much as Google definition links do, but its links will be even more prominent and obvious. We think that Accoona users around the world, including the Chinese market in which Accoona enjoys substantial inroads, will enjoy the new reference info.

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A comment on the pace of our partnerships. We have talked about our healthy pipeline in the past, and, while we did not announce all the deals that we expected in Q2, they are still on track and have taken slightly longer than expected, due to third-party scheduling delays. We still expect to see these and other new deals come to fruition in Q3.

Now to the marketing front. We are particularly excited about the use of Answers.com in schools. We recently attended the National Educational Computing Conference in Philadelphia, to a remarkable reception. Booth attendance was heavy, and the enthusiasm was overwhelming. Actually, our value proposition varies for parents, teachers and students. For parents and teachers, Answers.com is more reliable and safer than the unfiltered, unedited and sometime inappropriate Web. For kids, though, Answers.com is just easy, quick… and fun. Lets you get your homework done quicker. From what we have been told, thousands of teachers are hearing about us in technical training sessions leading up to the school year.

Specifically, in the educational sector, we will be promoting Answers.com heavily in the coming months in the school systems, from elementary through high schools and universities. In K-12, we will target influencers: teachers, principals, and librarians. We are extremely energized towards this upcoming school year.

More generally, we will concentrate on building the Answers.com brand with the following five emphases:

1.	Advertising across print and online media

2.	Strategic partnerships with popular Web properties that yield name brand recognition

3.	Proactively contacting Websites and blogs which display and promote reference information

4.	Continued PR: trade, general, financial, etc.

5.	Continued investment in SEO — Search Engine Optimization — so that the various search engines send us more and more free traffic

Speaking of PR, we are pleased with our press this year, of course, and it’s not all Wall Street Journal, Forbes, TIME Magazine articles, or PC World Magazine. Many publications have actually started referring to Answers.com or even linking to our content directly.

One last brief marketing announcement. As an indication of our affinity to Wikipedia, we will be a lead sponsor of their upcoming Wikimania conference next week. We are working to build this relationship, to mutual benefit.

Let me end with by summing up our vision. We synthesize the benefits of the world’s best educational, reference and commercial content with the world of search. We aim to deliver useful relevant information more effectively than any player in either space does alone. And that simplicity of user experience is what actually matters.

With that, we conclude our prepared remarks and open the floor to your questions. Landon…

Q&A (moderated by Landon Barretto)

…

Closing the Call (Communiqué Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.